                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 Selfcare, Inc.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                 SELFCARE, INC.

                              200 PROSPECT STREET
                          WALTHAM, MASSACHUSETTS 02154

                                                                  April 23, 1998

Dear Fellow Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders on Thursday, May 28, 1998, at 3:00 P.M. at the Harvard Club of Boston, 38th Floor, One Federal Street, Boston, MA 02110.

     At this year's Annual Meeting you will be asked to elect the nominee directors recommended by the Selfcare, Inc. Board of Directors and to ratify the selection of the independent auditors for the 1998 fiscal year.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return your proxy card in the envelope provided. If the address on the accompanying material is incorrect, please advise our Transfer Agent, Boston EquiServe, 150 Royall Street, Canton, MA 02021.

     Your vote is important. We will appreciate a prompt return of your signed proxy card and hope to see you at the meeting.

                                            Cordially,

                                            /s/ Ron Zwanziger
                                            RON ZWANZIGER
                                            Chairman and Chief Executive Officer

                                 SELFCARE, INC.

                              200 PROSPECT STREET
                          WALTHAM, MASSACHUSETTS 02154

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 28, 1998

                         ------------------------------

To The Stockholders of SELFCARE, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Selfcare, Inc. (the "Company") will be held on Thursday, May 28, 1998, at 3:00 P.M. at the Harvard Club Of Boston, One Federal Street, Boston, Massachusetts 02110, for the following purposes:

          1. To elect Carol R. Goldberg and Edward B. Roberts, Ph.D. as Class II Directors to serve on the Company's Board of Directors for a term of three years and until their respective successors have been duly elected and qualified;

          2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on April 1, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

     IT IS IMPORTANT THAT PROXY CARDS BE RETURNED PROMPTLY. IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                                            By Order of the Board of Directors,

                                            KENNETH D. LEGG, PH.D.,
                                            Secretary

April 23, 1998

                                 SELFCARE, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 28, 1998

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SELFCARE, INC. (the "Company" or "Selfcare") for use at the Annual Meeting of Stockholders to be held on May 28, 1998, at 3:00 P.M. at the Harvard Club of Boston, One Federal Street, Boston, MA 02110, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. Management intends to mail this Proxy Statement and the accompanying form of proxy to stockholders on or about April 23, 1998. The costs of soliciting proxies will be borne by the Company. It is estimated that said costs will be nominal.

     Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

                               VOTING SECURITIES

     Only holders of the Company's common stock, par value $.001 per share (the "Common Stock"), at the close of business on April 1, 1998 (the "Record Date"), are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 11,716,801 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.

     The two nominees receiving the greatest number of votes cast by the holders of the Company's shares of Common Stock entitled to vote at the meeting will be elected as Class II Directors of the Company. A majority of the votes cast is required to ratify the appointment of auditors.

     Shares represented by executed proxies received by the Company will be counted for purposes of establishing a quorum, regardless of how or whether such shares are voted on any specific proposal.

     The inspector of elections, appointed for the meeting, will tabulate votes cast in person or by proxy at the meeting. In accordance with Delaware law, abstentions and "broker non-votes" (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the Annual Meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

     The address of the principal executive offices of the Company is 200 Prospect Street, Waltham, Massachusetts 02154, Telephone No. (781) 647-3900.

     Proxies which are executed but which do not contain any specific instructions will be voted in favor of the proposals contained herein.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 1, 1998 by (i) each person or entity known by the Company to own beneficially more than five percent of the Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company and (iv) all directors and executive officers as a group.

                      NAME AND ADDRESS                            AMOUNT AND
                             OF                                    NATURE OF         PERCENT
                    BENEFICIAL OWNER(1)                       BENEFICIAL OWNER(2)    OF CLASS
                    -------------------                       -------------------    --------
5% STOCKHOLDERS
Trinity Biotech plc(3)......................................         799,622           8.2%
  3 Roch Road
  Sandyford Industrial Estates
  Dublin 18, Ireland

DIRECTORS AND EXECUTIVE OFFICERS
Ron Zwanziger...............................................       1,747,218(4)        16.0
Willard Lee Umphrey.........................................         581,012(5)         5.9
David Scott, Ph.D...........................................         395,334(6)         3.9
Kenneth D. Legg, Ph.D.......................................         352,696(7)         3.6
Richard A. Pinkowitz, Ph.D..................................         316,173(8)         3.2
Jonathan J. Fleming.........................................         217,892(9)         2.2
John F. Levy................................................         217,576(10)        2.2
Carol R. Goldberg...........................................         128,835(11)        1.3
Edward B. Roberts, Ph.D.....................................          91,696(12)          *
Otto Wahl...................................................          75,676(13)          *
Max Herzberg................................................          46,827(14)          *
Anthony H. Hall.............................................          45,124(15)          *
Peter Townsend..............................................          16,000(16)          *
Robert Oringer..............................................             800(17)          *
All Directors and Executive Officers as a group (14
  persons)..................................................       4,232,859          34.74

---------------

  *  Less than 1%

 (1) Unless otherwise noted, the address of the listed persons or entities is c/o Selfcare, Inc., 200 Prospect Street, Waltham, Massachusetts 02154.

 (2) The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options or warrants held by such person that are exercisable within 60 days from February 1, 1998, the date of the above table, but excludes shares of Common Stock underlying options or warrants held by any other person.

 (3) Trinity Biotech plc ("Trinity") and Eastcourt Limited ("Eastcourt") have filed Schedule 13Ds with the Securities and Exchange Commission (the "Commission") stating that Enviromed plc sold the Company's Common Stock held of record by Enviromed to Flambelle Limited ("Flambelle"), a wholly-owned subsidiary of Trinity, and Eastcourt, an entity owned 50% each by Enviromed and Flambelle, on August 28, 1996. On November 1, 1996, Enviromed announced that it had disposed of its shares of Eastcourt to Flambelle for consideration of $1.25 million. In December 1996, Eastcourt filed a Schedule 13D/A and Trinity and Flambelle filed a joint Schedule 13D with the Commission. On February 12, 1997, Flambelle and Eastcourt commenced a lawsuit against the Company in the United States District Court for the District of Massachusetts, seeking a declaratory judgment that Flambelle and Eastcourt own the Common Stock held of record by Enviromed plc and damages for alleged breach of a registration rights agreement. As of March 6, 1998, the Company entered into a settlement agreement with Trinity and Flambelle whereby the parties agreed that Flambelle shall have title to 80% of the shares of Selfcare stock in dispute, amounting to 622,898 shares of the Company's Common Stock, and Selfcare shall have title to the remaining 20% of said shares, amounting to 155,724 shares of its Common Stock. Replacement stock certificates have been issued and the lawsuit has been dismissed with prejudice. The Company believes, based solely upon the information provided in the Schedule 13Ds filed jointly by Trinity and Flambelle and by Eastcourt, that Flambelle is incorporated under the laws of the Republic of Ireland and is a direct wholly-owned subsidiary of Trinity, an entity incorporated under the laws of the Republic of Ireland, and Eastcourt is incorporated under the laws of England and Wales and is a direct wholly-owned subsidiary of Flambelle. The Company further believes, based solely upon the information provided in the Schedule 13D filed by Flambelle, that Ronan O'Caoimh is the President and sole director of Flambelle and that the following are the executive officers and directors of Trinity: Mr. O'Caoimh, Chairman and Chief Executive Officer; Denis Burger, a non-executive Director; Brendan Farrell, the President and Director; Jonathan O'Connell, the Chief Financial Officer and a Director; and James Walsh, the Chief Operating Officer and Director. The Company further believes, based solely on the Schedule 13Ds filed by Eastcourt, that Mr. O'Caoimh is the President and sole director of Eastcourt.

 (4) Includes options and warrants that are currently exercisable, or exercisable within 60 days of February 1, 1998, to purchase up to 1,069,676 shares of Common Stock. The amount in the table also includes 84,803 shares of Common Stock to be issued upon conversion of a note. See the discussions under the heading "Transactions with EN PLC Limited Partnership" and "Cambridge Diagnostics Transactions" in the section below entitled "Certain Transactions" for a description of the convertible note.

 (5) Includes options and warrants that are currently exercisable, or exercisable within 60 days of February 1, 1998, to purchase up to 56,616 shares of Common Stock. The amount in the table also includes 71,933 shares of Common Stock to be issued upon conversion of a note. See the discussions under the heading "Transactions with EN PLC Limited Partnership" and "Cambridge Diagnostics Transactions" in the section below entitled "Certain Transactions" for a description of the convertible note. In addition, as of February 1, 1998, (i) Mr. Umphrey held a 3.3% interest in USB Technology '93 Associates, L.P. ("USB '93") which held warrants to purchase 234,000 shares of Common Stock; (ii) Mr. Umphrey and his wife each owned a one-third interest in USB Technology '93, Inc. ("USB Inc.") which served as the general partner of, and owned a 1% interest in, USB '93; (iii) Mr. Umphrey was the co-trustee of a retirement account for Leon Okurowsky which held shares, warrants and convertible notes in the aggregate amount of 140,691 shares of Common Stock; (iv) Mr. Umphrey's wife owned warrants which were exercisable for 136,500 shares of Common Stock. Mr. Umphrey disclaims beneficial ownership of the shares of Common Stock described in
     (i) through (iv) of the preceding sentence. On March 31, 1998 the Company purchased the partnership interests of USB '93. See the discussion of the "Transactions with USB '93 Technology Associates Limited Partnership" under the heading entitled "Certain Transactions" below.

 (6) Includes options that are currently exercisable, or exercisable within 60 days of February 1, 1998, to purchase up to 299,620 shares of Common Stock. The amount in the table also includes 7,017 shares of Common Stock to be issued upon conversion of a note. See the discussions under the heading "Transactions with EN PLC Limited Partnership" and "Cambridge Diagnostics Transactions" in the section below entitled "Certain Transactions" for a description of the convertible note.

 (7) Includes options that are currently exercisable, or exercisable within 60 days of February 1, 1998, to purchase up to 157,696 shares of Common Stock.

 (8) Includes options that are currently exercisable, or exercisable within 60 days of February 1, 1998, to purchase up to 296,946 shares of Common Stock.

 (9) Includes options that are currently exercisable, or exercisable within 60 days of February 1, 1998, to purchase up to 30,567 shares of Common Stock. The table also includes an aggregate of 135,421 shares of Common Stock owned by Medica Israel and Medica U.S., two investment limited partnerships, and 48,904 shares of Common Stock owned by Selfcare Holdings Ltd, which is owned by Medica Israel and Medica U.S. MVP Ventures, of which Mr. Fleming is a partner, is a general partner of each of Medica Israel and Medica U.S. Mr. Fleming disclaims beneficial ownership of the 135,421 shares of Common Stock owned by Medica Israel and Medica U.S. and the 48,904 shares of Common Stock owned by Selfcare Holdings Ltd.

(10) Includes options that are currently exercisable, or exercisable within 60 days of February 1, 1998, to purchase up to 21,931 shares of Common Stock. The amount in the table also includes 21,931 shares of Common Stock to be issued upon conversion of a note. See the discussions under the heading "Transactions with EN PLC Limited Partnership" and "Cambridge Diagnostics Transactions" in the section below entitled "Certain Transactions" for a description of the convertible note.

(11) Includes options and warrants that are currently exercisable, or exercisable within 60 days of February 1, 1998, to purchase up to 63,827 shares of Common Stock. The amount in the table also includes 15,835 shares of Common Stock to be issued upon conversion of a note. See the discussions under the heading "Transactions with EN PLC Limited Partnership" and "Cambridge Diagnostics Transactions" in the section below entitled "Certain Transactions" for a description of the convertible note.

(12) Includes options and warrants that are currently exercisable, or exercisable within 60 days of February 1, 1998, to purchase up to 55,452 shares of Common Stock. Also includes 34,229 shares of Common Stock and a warrant to purchase up to 2,015 shares of Common Stock held by the Roberts Family Trust, of which Mr. Roberts is a trustee.

(13) Represents options that are currently exercisable, or exercisable within 60 days of February 1, 1998, to purchase up to 73,300 shares of Common Stock.

(14) Includes options that are currently exercisable, or exercisable within 60 days of February 1, 1998, to purchase up to 22,750 shares of Common Stock

(15) Includes options that are currently exercisable, or exercisable within 60 days of February 1, 1998, to purchase up to 42,750 shares of Common Stock.

(16) Represents options which are currently exercisable, or exercisable within 60 days of February 1, 1998, to purchase up to 16,000 shares of Common Stock

(17) Pursuant to the acquisition of Can-Am Care Corporation by the Company on February 18, 1998, Mr. Oringer acquired an additional 277,083 shares of Common Stock.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Board of Directors is divided into three classes, each of whose members will serve for a staggered three-year term. The Board of Directors is comprised of three Class I Directors (Messrs. Oringer, Umphrey and Zwanziger), two Class II Directors (Ms. Goldberg and Dr. Roberts) and three Class III Directors (Messrs. Fleming, Townsend and Levy). At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class II Directors, Class III Directors and Class I Directors, will expire upon the election and qualification of successor directors at the annual meeting of stockholders held following the end of the calendar years 1997, 1998 and 1999, respectively.

     The proxies granted by stockholders will be voted individually at the Annual Meeting for the election of the Class II Directors, Carol R. Goldberg and Edward B. Roberts, Ph.D. In the event Ms. Goldberg or Mr. Roberts shall be unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board of Directors. Ms. Goldberg and Mr. Roberts have each indicated to the Board of Directors of the Company that they will be available as a candidate. Proxies may not be voted for a greater number of persons than the number of nominees herein nominated.

DIRECTORS

                                                                                                 DIRECTOR
                       NAME                          AGE                 POSITION                 SINCE
                       ----                          ---                 --------                --------
Ron Zwanziger......................................  44    Chairman and Chief Executive Officer    1992
Jonathan J. Fleming(2).............................  40    Director                                1995
Carol R. Goldberg(1)...............................  67    Director                                1992
John F. Levy.......................................  51    Director                                1996
Robert Oringer.....................................  38    Director                                1998
Edward B. Roberts, Ph.D(2).........................  62    Director                                1992
Peter Townsend.....................................  63    Director                                1996
Willard Lee Umphrey(1).............................  56    Director                                1991

---------------

(1) Member of the Compensation Committee.

(2) Member of Audit Committee.

     Ron Zwanziger, Chairman and Chief Executive Officer. Mr. Zwanziger has served as the Company's Chairman and Chief Executive Officer since its inception in 1992. From 1981 to 1991, he was Chairman and Chief Executive Officer of MediSense, a medical device company. He is a non-executive Director of Enviromed, a medical products company.

     Jonathan J. Fleming, Director. Mr. Fleming has served on the Board of Directors of the Company since April 1995. Since January 1996, he has been a General Partner of Oxford Bioscience Partners, a venture capital firm based in Westport, Connecticut. From 1988 to 1996, he was a partner of MVP Ventures, a venture capital firm based in Boston, Massachusetts. Mr. Fleming is also a founder and partner of Medica Investments, a venture capital firm based in Tel Aviv, Israel and Boston, Massachusetts. He is a director of Synaptic Pharmaceutical Corporation, a pharmaceutical company.

     Carol R. Goldberg, Director. Ms. Goldberg has served on the Board of Directors of the Company since August 1992. Since December 1989, she has served as President of The AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. She is a Director of America Service Group, Inc. (a managed healthcare company), Barry's Jewelers, Inc. (a jewelry product company) and The Gillette Company.

     John F. Levy, Director. Mr. Levy has served on the Board of Directors of the Company since August 1996. Since 1993, he has been an independent consultant. He served as President and Chief Executive Officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993. He is a director of National Picture and Frame

     Robert Oringer, Director. Mr. Oringer joined the Company's Board of Directors on February 18, 1998 upon the consummation of the Company's acquisition of Can-Am Care Corporation ("Can-Am"). Since he joined Can-Am in 1989, he has served as its President. Can-Am is engaged in the distribution of diabetes care products primarily to the U.S. retail market.

     Edward B. Roberts, Ph.D., Director. Dr. Roberts has served on the Board of Directors of the Company since April 1992. He is the David Sarnoff Professor of Management of Technology at the Massachusetts Institute of Technology, where he has been a faculty member since 1963. Dr. Roberts was co-founder and Chairman of Pugh-Roberts Associates, an international management consulting firm specializing in strategic planning and technology management, now a division of PA Consulting Group. He co-founded and is a Director of Medical Information Technology, Inc., a producer of hospital information systems. He is a Director of Advanced Magnetics, Inc., a medical imaging company, and of Pegasystems Inc., a developer of customer service management software.

     Peter Townsend, Director. Mr. Townsend has served on the Board of Directors of the Company since August 1996. He is the founder and a Director of Festival of Britain 2000 Limited, a company organized to support early learning facilities for children. From 1991 to 1995, Mr. Townsend served as Chief Executive Officer and a Director of Enviromed, a medical products company.

     Willard Lee Umphrey, Director. Mr. Umphrey has served on the Board of Directors of the Company since December 1991. He is a co-founder of the Quantitative Group of Funds, an investment management company, and since 1985, has served as its Chairman. He is also President of U.S. Boston Capital Corporation, a broker-dealer.

     Messrs. Zwanziger, Umphrey and Levy and Ms. Goldberg are among the limited partners of EN PLC, an entity formed by Mr. Zwanziger and a group of investors for the purpose of purchasing ordinary shares of Enviromed. In addition, Mr. Zwanziger shares control of EN PLC's general partner with another individual who is not affiliated with the Company.

BOARD OF DIRECTOR COMMITTEES AND MEETINGS

     The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee, consisting of Ms. Goldberg and Mr. Umphrey, makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers the Company's stock option plans. The Audit Committee, consisting of Mr. Fleming and Dr. Roberts, reviews the results and scope of the financial audit and other services provided by the Company's independent public accountants. The Compensation Committee held two meetings and the Audit Committee held one meeting during the last fiscal year. The Board of Directors does not have a nominating committee or a committee serving a similar function.

     The Board of Directors held ten meetings during the last fiscal year.

BOARD COMPENSATION

     Directors are not entitled to cash compensation in their capacities as directors. All of the directors are reimbursed for their expenses incurred in connection with their attendance at Board of Directors and committee meetings.

     Under the terms the Company's 1996 Amended and Restated Stock Option and Grant Plan, an option to purchase up to 12,000 shares of Common Stock was granted to each non-employee director of the Company, as of the date of the initial public offering (the "Initial Public Offering"), at an exercise price equal to the initial public offering price. In addition, each new non-employee director elected after the date of the Initial Public Offering, but before November 4, 1996, received an option to purchase up to 12,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. After November 4, 1996, options to non-employee directors may be granted in the sole discretion of the Board of Directors. All options granted to non-employee directors will vest ratably over four years from the date of grant.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The executive officers and significant employees of the Company and their ages are as follows:

           NAME                AGE                           POSITION
           ----                ---                           --------
EXECUTIVE OFFICERS
Ron Zwanziger..............    44     Chairman and Chief Executive Officer
Anthony H. Hall............    54     Chief Financial Officer
Max Herzberg...............    58     Chairman and Chief Executive Officer, Orgenics Limited
Kenneth D. Legg, Ph.D......    55     Secretary and Vice President, U.S. Operations
Robert Oringer.............    38     President, Can-Am Care Corporation
Richard A. Pinkowitz,          53     Vice President, U.S. Sales and Marketing
  Ph.D.....................
David Scott, Ph.D..........    41     Managing Director of Inverness Medical Limited
Otto Wahl..................    49     Managing Director of Selfcare International GmbH
SIGNIFICANT EMPLOYEES
Gilbert Daggett............    49     U.S. National Sales Manager
Detlef Jantos..............    39     General Manager of Selfcare GmbH for Germany, Austria
                                      and Switzerland
Gary Long..................    58     Director U. S. Operations
Jerry McAleer, Ph.D........    43     Director of Development, Inverness Medical Limited
Piet Moerman, M.D..........    34     Director of Product Development
John O'Meara...............    43     General Manager of Cambridge Diagnostics Ireland Ltd.
Diane M. Sullivan..........    43     Director of U.S. Marketing

EXECUTIVE OFFICERS

     Ron Zwanziger, Chairman and Chief Executive Officer. Mr. Zwanziger has served as Chairman and Chief Executive Officer of the Company since its inception. From 1981 to 1991, he was Chairman and Chief Executive Officer of MediSense, a medical device company. He is a non-executive Director of Enviromed, a medical products company.

     Anthony H. Hall, Chief Financial Officer. Mr. Hall joined Cambridge Diagnostics in June 1992, prior to its acquisition by the Company, as General Manager of operations in Africa, Asia, the Middle East and Europe. In the early part of 1994, Mr. Hall was appointed Vice President and General Manager of Cambridge Biotech's diagnostics business in the United States. Mr. Hall was appointed the Company's Chief Financial Officer in October 1995. From October 1995 to January 1997, Mr. Hall also served as Managing Director of Cambridge Diagnostics. Prior to joining Cambridge Diagnostics, from 1983 to 1992, Mr. Hall was Managing Director of Neuroscience Limited, a medical instrumentation company. He is a non-executive Director of Enviromed, a medical products company.

     Max Herzberg, Ph.D. Dr. Herzberg, a founder of Orgenics, has served as Chairman of the Board and Chief Executive Officer of Orgenics since 1983. Dr. Herzberg is also a Director of OIH, Orgenics Takara Co. Ltd. and Biograde Ltd.

     Kenneth D. Legg, Ph.D., Secretary and Vice President, U.S. Operations. Dr. Legg joined the Company as Secretary and Vice President in charge of U.S. Operations in November 1991. From 1987 to 1991, Dr. Legg was President of K.D. Legg and Associates, a firm specializing in technical issues in the areas of biomedical and scientific instrumentation, product development and strategic planning.

     Robert Oringer, President Can-Am Care Corporation. Mr. Oringer joined the Company on February 18, 1998 upon the consummation of the Company's acquisition of Can-Am. He is the President of Can-Am and has held that position since he first joined the company in 1989. Can-Am is engaged in the distribution of diabetes care products primarily to the U.S. retail market.

     Richard A. Pinkowitz, Ph.D., Vice President U.S. Sales and Marketing. Dr. Pinkowitz joined the Company as Vice President U.S. Sales and Marketing in June 1992. Before joining Selfcare, Dr. Pinkowitz was Director of Business Development at MediSense from 1987 to 1992.

     David Scott, Ph.D., Managing Director, Inverness Medical Limited. Dr. Scott has served as Managing Director of Inverness Medical Limited since June 1995. Dr. Scott served as Managing Director, from October 1993 to April 1995, of Great Alarm Limited, a consulting company. From October 1984, to September 1993, Dr. Scott held several positions, at MediSense UK, most recently as its Managing Director where he was responsible for managing product development, as well as the mass manufacture of its principal product, ExacTech.

     Otto Wahl, Managing Director, Selfcare International GmbH. Mr. Wahl has been Managing Director of Selfcare International GmbH since April 1995. Prior to joining Selfcare, from January 1990 to March 1995, Mr. Wahl was the Managing Director for MediSense in Germany, Austria and Switzerland and Area Manager for Eastern Europe.

SIGNIFICANT EMPLOYEES

     Gilbert Daggett, U.S. National Sales Manager. Mr. Daggett joined Selfcare in 1994 as U.S. National Sales Director. Mr. Daggett was Eastern Director of sales for LifeScan from 1983 to 1992.

     Detlef Jantos, General Manager of Selfcare GmbH for Germany, Austria, and Switzerland. Mr. Jantos joined Selfcare as General Manager of Selfcare GmbH for Germany, Austria and Switzerland in 1995. Prior to joining Selfcare, Mr. Jantos was employed by MediSense, where he served as Regional Sales Manager in 1989 and Sales and Marketing Manager from 1990 to 1994.

     Jerry McAleer, Ph.D., Director of Development, Inverness Medical
Limited. Dr. McAleer joined Selfcare as Director of Development of Inverness Medical Limited in 1995, where he currently heads the development of the electrochemical glucose strips. Prior to joining Selfcare, Dr. McAleer held senior research and development positions at MediSense from 1985 to 1993, and more recently, at Ecossensors, Inc., an environmental research company, where he was responsible for the development of electrochemically based assay systems.

     Gary Long, Director of U.S. Operations. Mr. Long joined the Company in February 1997 as Director of U. S. Operations. Prior to joining the Company, Mr. Long was employed by Cambridge Biotech Corporation as General Manager of the Diagnostic Division from 1995 to 1997 and Vice President of Operations from 1990 to 1995.

     Piet Moerman, Director of Product Development. Dr. Moerman joined Selfcare as General Manager for the Benelux countries and France in 1994. Prior to joining the Company, from October 1989 to April 1994, Dr. Moerman held various positions at MediSense, including Product Manager (Europe), Business Development Manager and Marketing Manager (Europe-West).

     John O'Meara, General Manager, Cambridge Diagnostics Ireland Ltd. Mr. O'Meara joined Selfcare as General Manager of Cambridge Diagnostics in January 1997. Prior to joining Selfcare, Mr. O'Meara was employed by Tambrands Ireland, a feminine hygiene products company, where from April 1992 to January 1997 he served as Director of Manufacturing.

     Diane M. Sullivan, Director of Marketing. Ms. Sullivan has served as Director of Marketing since 1995. From 1991 to 1994, Ms. Sullivan was a consultant to the Company and other clients. She was Marketing Manager at MediSense from 1988 to 1991.

     Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation for the last three completed fiscal years for the Company's Chief Executive Officer and its other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in fiscal year 1997 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Senior Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                    ------------
                                                                       AWARDS
                                                     ANNUAL         ------------
                                                  COMPENSATION       SECURITIES
                                                -----------------    UNDERLYING       ALL OTHER
                                        YEAR     SALARY    BONUS      OPTIONS      COMPENSATION(1)
                                        ----     ------    -----     ----------    ---------------
Ron Zwanziger.........................  1997    $202,213       --           --              --
                                        1996     176,277   50,000      400,000              --
                                        1995     149,444       --    1,062,425         $14,850
Otto Wahl.............................  1997(4)  186,624       --           --              --
                                        1996     207,600       --       30,000              --
                                        1995     162,306       --       45,500              --
Max Herzberg..........................  1997     168,660   20,000           --              --
                                        1996     108,060   25,000       15,000              --
                                        1995(3)       --       --       45,500              --
Anthony H. Hall.......................  1997     147,332       --           --              --
                                        1996     129,996   20,000       45,000              --
                                        1995(2)   32,598       --       39,000              --
Kenneth D. Legg, Ph.D.................  1997     137,066       --           --              --
                                        1996     111,055   20,000       45,000              --
                                        1995      97,074       --      186,446          11,550

---------------

(1) These amounts represent the fair market value of shares of Common Stock or options to purchase Common Stock received in lieu of base salary during 1995.

(2) Mr. Hall was appointed the Company's Chief Financial Officer in October 1995. Prior to October 1995, Mr. Hall was the Managing Director of Cambridge Diagnostics and was not employed by the Company.

(3) The Company acquired a majority ownership of Orgenics, Ltd. in October 1996, and therefore, Mr. Herzberg was not employed by the Company in 1995.

(4) The decrease in Mr. Wahl's salary is only the result of currency translation from German marks to U.S. dollars. The salary was actually the same in 1996 and 1997.

                                 OPTION GRANTS

     There were no grants of stock options by the Company during fiscal year 1997 to any of the Senior Executives.

YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the exercise of stock options during fiscal year 1997 by each of the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on December 31, 1997:

                      AGGREGATED OPTION EXERCISES IN LAST
                        FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                                    NUMBER OF                   VALUE OF
                                                                     SHARES                    UNEXERCISED
                                                                   UNDERLYING                 IN-THE-MONEY
                                     NUMBER                        OPTIONS AT                  OPTIONS AT
                                    OF SHARES                    FISCAL YEAR-END           FISCAL YEAR-END(1)
                                    ACQUIRED      VALUE     -------------------------   -------------------------
              NAME                 ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
              ----                 -----------   --------   -------------------------   -------------------------
Ron Zwanziger....................      --           --          1,062,425/400,000          $7,473,901/      0
Max Herzberg.....................      --           --             22,750/ 37,750             130,756/130,756
Otto Wahl........................      --           --             70,700/ 56,800             490,775/218,759
Anthony H. Hall..................      --           --             42,750/ 41,250             310,581/  7,735
Kenneth D. Legg, Ph.D. ..........      --           --            157,696/ 73,750           1,031,445/164,303

---------------

(1) Calculated as follows: the fair market value of the Common Stock as of December 31, 1997 as determined by the closing price of the Common Stock as reported on the American Stock Exchange (the "AMEX") on such date ($9.4375 per share), less the option exercise price, multiplied by the number of shares underlying the options.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with several of its executive officers.

     Under the terms of his employment agreement dated October 15, 1991, Kenneth
D. Legg, Ph.D. has been granted shares of Common Stock. The terms of Dr. Legg's employment agreement also contains a non-competition provision, whereby, Dr. Legg agrees not to compete with or hire any consultants or employees employed by the Company for a period of one year after the termination of his employment.

     Under the terms of an employment agreement dated June 23, 1997, between Orgenics Ltd. ("Orgenics") and Max Herzberg, Ph.D., Mr. Herzberg shall serve as Chairman of the Board of Directors and Chief Executive Officer of Orgenics and is entitled to receive a monthly salary which is linked to increases in the Israeli consumer price index. Under this agreement, Mr. Herzberg is entitled to receive an annual bonus on the basis of an agreed upon criteria which shall be established each year. For the period ended December 31, 1997, Mr. Herzberg was entitled to receive a bonus of $50,000 in the event that the gross consolidated sales of Orgenics was equal to or exceeds $14.1 million and the consolidated net profit before tax and amortization equals or exceeds $1.115 million. The term of this agreement is twelve months, renewable automatically at the end of each year and may be terminated on six months prior notice by either party. This agreement also prohibits Mr. Herzberg from directly competing with Orgenics and the Company for a period of one year from the date he ceases to work for Orgenics.

     Under the terms of an employment agreement dated February 18, 1998, between Selfcare Consumer Products, Inc. ("SCPI"), the Company and Robert Oringer, Mr. Oringer shall serve as President of Can-Am and is entitled to receive an annual salary of $150,000, subject to annual reviews, for a term of three years. Mr. Oringer is also eligible for bonuses and cash and non-cash compensation customarily awarded by SCPI and the Company to senior executives of SCPI and the Company. Under the Agreement, Mr. Oringer may spend up to five hours per week performing services for A.M.G. Medical Inc. ("AMG"). For a description of AMG, see the section below entitled "Certain Transactions". This agreement also prohibits Mr. Oringer from directly or indirectly competing with or soliciting employees from Can-Am and the Company for a period of two years from the date he ceases to work for Can-Am.

     Under the terms of an employment agreement dated June 15, 1992, between Richard Pinkowitz, Ph.D., Vice President of Sales and Marketing of the Company, and the Company, Dr. Pinkowitz has been granted options to purchase shares of Common Stock. The terms of this employment agreement also contain a non-competition provision whereby Dr. Pinkowitz agrees not to compete with or hire any consultants or employees employed by the Company for a period of one year after the termination of his employment.

     Pursuant to the service contract employment agreement, dated November 13, 1994, and a supplemental agreement dated October 30, 1995, between Otto Wahl and Selfcare International GmbH ("Selfcare International"), a wholly-owned subsidiary of the Company, Mr. Wahl was appointed Vice President, Managing Director for Sales and Marketing of Selfcare International at a monthly salary of DM20,000 until February 9, 1996, and thereafter at an annual salary of DM240,000. In addition, Mr. Wahl has agreed to make himself available to provide consulting services for selling activities in the United States and elsewhere for which he receives $4,000 per month. Under the terms of his employment agreement, Mr. Wahl is also entitled to a car for business and personal use for which lease payments, insurance payments and maintenance costs are paid by the Company, and a profit-linked bonus of at least DM40,000 after February 9, 1996. Under the terms of his employment agreement, Mr. Wahl has also been granted options to purchase 52,000 shares of Common Stock. The terms of Mr. Wahl's employment agreement also contain a non-competition provision, whereby, Mr. Wahl agrees not to render any services to any company doing business in Selfcare's field of operation and not to engage in any business transaction within that field of operation or to acquire any direct or indirect interest in any company doing business in the Company's field of operation, unless the consent of Selfcare is obtained. Furthermore, Mr. Wahl agrees not to hire any consultants or employees employed by the Company for a period of one year after the termination of his employment with the Company. In consideration of the non-competition provision, Mr. Wahl would be paid one year of his salary after termination of his employment with Selfcare. Mr. Wahl's employment agreement terminates in April 1998.

     Change of Control Provisions. There are no compensatory plans or arrangements with any executive officer of the Company in connection with a change in control of the Company or a change in such officer's responsibilities. The Company's 1996 Amended and Restated Stock Option and Grant Plan (the "1996 Plan") provides that in the event of a "Change of Control" (as defined in the 1996 Plan) of the Company, all stock options and stock appreciation rights shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Administrator of the 1996 Plan may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of Company's outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the Commission and the AMEX. Officers, directors and greater than 10% stockholders are required by applicable regulations to furnish the Company with copies of all reports filed by such persons pursuant to Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Based solely on its review of the copies of such reports received by it, the Company believes that for the fiscal year ended December 31, 1997, all filing requirements applicable to its officers, directors and such 10% beneficial owners were complied with, except that reports for each of Edward B. Roberts, the Roberts Family Trust, David Scott, Willard L. Umphrey and Otto Wahl were inadvertently not filed on a timely basis, however, as of the date hereof all such reports have been filed.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH USB '93 TECHNOLOGY ASSOCIATES LIMITED PARTNERSHIP

     On December 29, 1993, the Company entered into a Technology Purchase and Sale Agreement and a Technology License and Development Agreement (the "Technology Agreements") with USB '93 Technology Associates Limited Partnership ("USB '93"). USB '93 is a limited partnership, the general partner of which is USB '93 Technology, Inc. ("USB, Inc."), a corporation whose President and Chief Executive officer is Willard Lee Umphrey, a Company director. Mr. Umphrey and his wife each own one-third of USB, Inc. Mr. Umphrey also holds a 3.3% interest in USB '93 as a limited partner. Under the terms of the Technology Agreements, USB '93 acquired certain ovulation prediction technology from the Company for a purchase price of $1.36 million payable in two installments, and the Company agreed to develop, market and distribute products developed from the technology and pay license fees, equal to 1.5% of the Company's gross sales plus 22.5% of the Company's royalty income, to USB '93 until such time as aggregate license fee payments total $6.0 million (the "Aggregate Royalties"). As additional consideration for the license, the Company issued warrants to purchase up to 438,750 (the "Warrants") shares of Common Stock at an exercise price of $1.54 per share to USB '93. On March 31, 1998, the Company purchased all of the partnership interests in USB '93 for an aggregate purchase price of $4,925,778 (the "Purchase Price"), representing the Aggregate Royalties less the license fee payments the Company had paid to date. The Company thereby reacquired the ovulation prediction technology, which was the only asset of USB '93 as of that date, and satisfied its obligation to make further license fee payments under the Technology Agreements. The Purchase Price, in the form of 487,017 shares of Common Stock (the "Purchase Shares") and $360,000 cash (the "Cash"), was paid by the Company into a trust (the "Trust") created for the benefit of the partners of USB '93 (the "Partners"). The Trustee of the Trust is Willard Lee Umphrey, a Director of the Company. The Trust used the Cash to exercise in full a Warrant to purchase 234,000 shares of Common Stock (the "Warrant Shares") carrying certain registration rights, which Warrant USB '93 had transferred into the Trust immediately prior to the sale of the partnership assets to the Company. The Trust is obligated to distribute the Warrant Shares to each of the Partners pursuant to a declaration of Trust dated March 31, 1998. The Trust is also obligated to hold the Purchase Shares until the earlier of a "Transaction" (as described below) or December 31, 1998. At any time prior to December 31, 1998, if the Company engages in a transaction (a "Transaction") that results in a substantial increase in the value of the Purchase Shares, the Trust is required to return to the Company a certain portion of the Purchase Shares before distributing the remaining shares to the Partners.

TRANSACTIONS WITH U.S. BOSTON CAPITAL CORPORATION

     At closings held in June and July 1997, the Company sold subordinated revenue royalty notes (the "Notes") having an aggregate issue price of $7,500,000. Each Note entitles the registered holder thereof (each, a "Noteholder") to payments relating to net revenues of the Company and certain related entities during each fiscal quarter the Note is outstanding, which payments are prorated with respect to the number of days the Note is outstanding during such fiscal quarter (each, a "Royalty Payment"). U.S. Boston Capital Corporation ("U.S. Boston Capital") acted as placement agent for the offering of the Notes. As compensation for its services as placement agent, U.S. Boston Capital received a cash commission of $600,000 (eight percent of the aggregate issue price of the Notes), was reimbursed for the fees and disbursements of its counsel and received a non-accountable expense allowance of $5,000. Willard L. Umphrey, a Director of the Company, is Chairman, President, Treasurer and a Director of U.S. Boston Capital.

     In addition, U.S. Boston Capital Corporation received $9,413.37 as compensation for its services as placement agent in connection with the Company's follow-on Common Stock offering in March of 1997.

TRANSACTIONS WITH PEAR TREE ROYALTY COMPANY, INC.

     Pear Tree Royalty Company, Inc. ("Pear Tree Royalty Company"), the initial representative of the Noteholders, or its successor, is entitled to one percent of any payments made to the Noteholders by the Company pursuant to the terms of the Notes, such one percent to be deducted from the payments to the Noteholders. Mr. Umphrey is also a Director and shareholder of Pear Tree Royalty Company.

     On July 30, 1997, Pear Tree Royalty Company purchased a Note with an issue price of $500,000. In addition, John F. Levy, a Director of the Company, purchased a Note with an issue price of $100,000 on June 20, 1997.

TRANSACTIONS WITH EN PLC LIMITED PARTNERSHIP

     In March 1994, the Company entered into a joint venture agreement with Enviromed and in April, June and September 1994, it entered into other agreements (collectively the "Disputed Enviromed Agreements") with Enviromed and its wholly owned subsidiary, Cranfield Biotechnology Ltd., for the purpose of distributing diabetes and women's health products in European Union countries and related purposes. The joint venture activities were to be conducted through a newly formed entity, Selfcare Europe Ltd. ("SCE"), in which the Company and Enviromed each held 50% equity interests, but for which the Company had management responsibility. The capital requirements of SCE were to be funded 75% by Enviromed and 25% by the Company, in accordance with the SCE business plan. In connection with the formation of SCE, SCE entered into certain distributorship agreements with the Company and affiliates of Enviromed, and Enviromed acquired 593,528 shares of Common Stock in consideration for Enviromed entering into the joint venture agreement with the Company and payment of certain cash consideration. In June 1995, the Company notified Enviromed that Enviromed was in breach of its obligations under the joint venture agreement to make payments to fund SCE's capital needs. In July 1995, the Company notified Enviromed that, as a result of Enviromed's failure to cure this breach, Enviromed's shares in SCE were deemed to be transferred to the Company pursuant to the terms of SCE's charter and the joint venture agreement. For its part, Enviromed informed the Company that it denied the Company's claims of breach, and claimed that the Company was in breach of the joint venture agreement in several respects. SCE is currently classified as a wholly owned subsidiary in the Company's financial statements. In April 1995, Mr. Zwanziger resigned as a director of Enviromed and his counterpart at Enviromed resigned as a director of the Company. The Company does not consider SCE to be material to its business or operations.

     In October 1995, EN PLC was formed by Mr. Zwanziger and a group of investors for the purpose of purchasing ordinary shares of Enviromed. Mr. Zwanziger shares control of EN PLC's general partner with another individual who is not affiliated with the Company. Mr. Zwanziger, Ms. Goldberg and Mr. Umphrey, directors of the Company, are among EN PLC's limited partners. Prior to the time that EN PLC commenced its acquisition of Enviromed shares, the Company's Board of Directors (including two directors with no interest in EN PLC) determined unanimously that the Company lacked the capital resources needed to acquire a significant stake in Enviromed, and that Mr. Zwanziger and the investor group should be encouraged to proceed independently. In October 1996, the Company purchased 200,000 common shares of Enviromed plc ("Enviromed") and agreed to purchase EN PLC Limited Partnership's ("EN PLC") holding of 7,961,386 common shares of Enviromed for a promissory note with a principal amount of approximately $3.8 million. In November 1996, the Company purchased an additional 100,000 common shares of Enviromed. Effective as of January 1, 1997, the Company and EN PLC entered into an amendment to the purchase agreement (the "EN PLC Agreement") with EN PLC pursuant to which the Company agreed to issue two promissory notes, in principal amounts of approximately $2.8 million and $1.0 million respectively, evidencing the purchase price under the EN PLC Agreement (the "EN PLC Notes").

     In December 1997, the Company exchanged notes that are convertible into shares of Common Stock (the "Convertible EN PLC Notes") in a principal amount equal to approximately $1.6 million for payments due in January and April 1998 under the EN PLC Notes. The Convertible EN PLC Notes bear interest at the rate of 10% per annum, mature on the six-month anniversary of the date of issuance of the Convertible EN PLC Notes (the "Convertible EN PLC Notes Maturity Date"), are convertible by the holders thereof in whole at any time on or prior to the Convertible EN PLC Notes Maturity Date into that number of shares of Common Stock determined by dividing the principal balance of such Convertible EN PLC Notes plus any accrued interest thereon by $7.225 (the "EN PLC Conversion Price") and will automatically convert, without any action on the part of the holders thereof, on the Convertible EN PLC Notes Maturity Date in the event they are not sooner prepaid or converted.

     The shares of Common Stock into which the Convertible EN PLC Notes are convertible did not receive rights to register such shares under the Securities Act. Therefore, such shares of Common Stock will not be freely transferable absent an available exemption from registration. The EN PLC Conversion Price represents a 15% discount from the closing price of the Company's Common Stock on the date immediately preceding the effective date of the exchange of the amounts due under the EN PLC Notes in January and April 1998 for the Convertible EN PLC Notes, reflecting in part the fact that the shares issuable upon conversion of the Convertible EN PLC Notes are not freely transferable. The holders of EN PLC Notes included the following directors and officers, which directors and officers exchanged an aggregate amount of approximately $0.8 million on identical terms with all other holders of EN PLC Notes: Carol R. Goldberg, John F. Levy, Willard L. Umphrey and Ron Zwanziger.

CAMBRIDGE DIAGNOSTICS TRANSACTIONS

     In November 1994, Selfcare acquired Cambridge Diagnostics from Cambridge Biotech Corporation for an aggregate of $2.1 million and the assumption of certain liabilities. In addition, the Company furnished Cambridge Diagnostics with a $900,000 working capital line of credit. Selfcare financed the acquisition of Cambridge Diagnostics by utilizing a bank line of credit and subsequently refinanced the amount borrowed through the issuance of an aggregate of $3.0 million in original principal amount of 10% promissory notes (the "CDIL Notes") together with attached warrants with an aggregate purchase price of $30,000 (the "CDIL Warrants"). The CDIL Notes were due March 31, 1998 and bore interest at the rate of 10% per year.

     The number of shares of Common Stock issuable pursuant to the CDIL Warrants is equal to 69% of the net sales of Cambridge Diagnostics for the fiscal year preceding the repayment of the CDIL Notes, divided by $32.87. Based on this formula and Cambridge Diagnostics' net sales for fiscal year 1995, had the CDIL Notes been repaid on December 31, 1996, all of the CDIL Warrants would have become exercisable for an aggregate of 1,142,635 shares of Common Stock. On December 31, 1996, the holders of $2.6 million in principal amount of the CDIL Notes entered into agreements (the "Extension Agreements") to terminate and cancel their CDIL Warrants, in exchange for which the Company agreed to transfer to such holders, for no additional consideration, an aggregate of 990,050 shares of Common Stock on the earlier of January 15, 2000, or the occurrence of a change in control (as defined in the Extension Agreements) of the Company. In December 1997, the Company accelerated the issuance of the 1,142,635 shares to December 17, 1997.

     In December 1997, the Company entered into exchange agreements with the holders of approximately $2.95 million of CDIL Notes pursuant to which the Company exchanged notes convertible into shares of Common Stock (the "Convertible CDIL Notes") for the CDIL Notes. The Convertible CDIL Notes were issued in a principal amount equal to the principal amount of the CDIL Notes exchanged by the holders thereof, bear interest at the rate of 10% per annum, mature on the six-month anniversary of the date of issuance of the Convertible CDIL Notes (the "Convertible CDIL Notes Maturity Date"), are convertible by the holders of such Convertible CDIL Notes in whole at any time on or prior to the Maturity Date into that number of shares of Common Stock determined by dividing the principal balance of such Convertible CDIL Notes, plus any accrued interest thereon, by $7.225 (the "CDIL Conversion Price"), and will automatically convert, without any action on the part of the holders, on the Convertible CDIL Notes Maturity Date in the event they are not sooner prepaid or converted.

     The shares of Common Stock into which the Convertible CDIL Notes are convertible did not receive rights to register such shares under the Securities Act. Therefore, such shares of Common Stock will not be freely transferable absent an available exemption from registration. The CDIL Conversion Price represents a 15% discount from the closing price of the Company's Common Stock on the date immediately preceding the effective date of the exchange of the CDIL Notes for the Convertible CDIL Notes, reflecting in part the fact that the shares issuable upon conversion of the Convertible CDIL Notes are not freely transferable. The direct and indirect holders of CDIL Notes included the following directors and officers, which directors and officers exchanged an aggregate principal amount of approximately $0.8 million of CDIL Notes on identical terms with all other holders of CDIL Notes: John F. Levy, Willard L. Umphrey and Ron Zwanziger.

     In addition, U.S. Boston Capital Corporation, a broker-dealer, the President of which is Willard L. Umphrey, a Director and principal stockholder of the Company, received a fee of three percent (3%) of the principal amount of the CDIL Notes exchanged as compensation for services rendered in connection with this exchange.

CAN-AM CARE CORPORATION AND A.M.G. MEDICAL INC. TRANSACTIONS

     On February 18, 1998, the Company's subsidiary SCPI acquired Can-Am, a leading supplier of diabetes care products, for approximately $27.9 million, consisting of $13.6 million in cash, notes in the aggregate principal amount of $2 million (subject to potential premiums of up to an additional $2 million in the aggregate based upon increases in the Company's Common Stock during the term of the notes) and approximately 1.1 million shares of the Company's Common Stock. Can-Am sells insulin syringes, blood lancets, glucose tablets and specialty skin creams to pharmacies across the United States. Can-Am's revenues for the fiscal year ended May 31, 1997 were approximately $25.9 million. Upon the closing of the acquisition, Mr. Robert Oringer, President of Can-Am, became a member of the Company's Board of Directors and continued as President of Can-Am.

     In consideration for the sale of his interest in Can-Am, Mr. Oringer received from the Company 277,083 shares of the Company's Common Stock and a non-negotiable note, maturing February 18, 2001, in the principal amount of $500,000, bearing interest at a rate of 6% per annum. In connection with the acquisition, Can-Am entered into a supply agreement with A.M.G. Medical, Inc. ("AMG") whereby Can-Am agreed, with certain exceptions, to purchase 100% of its requirements for monolet-compatible lancets from AMG for so long as Can-Am is in the business of selling monolet compatible lancets. In addition, Can-Am entered into a management services agreement (the "MSA") with AMG whereby AMG will provide labor, office space, office related services and insurance to Can-Am for a term of five years. Under the MSA, Can-Am will pay AMG a fixed fee to cover the costs of office space, property taxes, heating, maintenance and insurance costs associated therewith, office expenses and telephone and computer equipment and access expenses (the "Fixed Fee"); a variable fee to cover the costs of salaries, overtime pay, bonuses and related compensation of employees providing services to Can-Am (the "Variable Fee"); and the costs of all direct expenses incurred by AMG, including supply expenses, postage costs, printing costs, and other miscellaneous charges and expenses (the "Direct Expenses"). During the first year of the term of the MSA, the Fixed Fee will be $112,800. The Fixed Fee will increase by 5% annually and is subject to change after renegotiation based upon changes in the scope of services required by Can-Am. The Variable Fee is based on the actual salaries paid by AMG to the AMG employees providing services to Can-Am and the percentage of their time that such employees devote to providing services to Can-Am. The Direct Expenses are based on the actual costs AMG incurs. Robert Oringer's wife owns 33% of AMG through a personal holding company.

                                   PROPOSAL 2

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has audited and reported upon the financial statements of the Company for the fiscal year ended December 31, 1997, and has been selected by the Board of Directors to examine and report upon the financial statements of the Company for the fiscal year ending December 31, 1998. The Board of Directors recommends to the stockholders that they ratify this selection. Arthur Andersen LLP has no direct or indirect interest in the Company or any affiliate of the Company. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if such person desires to do so, and is expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act, as amended (the "Exchange Act"), for consideration at the Company's Annual Meeting of Stockholders to be held in 1999, must submit the proposals in proper form to the Company at its address set forth on the first page of this Proxy Statement not later than January 6, 1999, in order for the proposals to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Annual Meeting.

     Any stockholder proposals intended to be presented at the Company's Annual Meeting of Stockholders to be held in 1999, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing by the Company no later than March 28, 1999, nor prior to February 10, 1999, together with all supporting documentation required by the Company's By-Laws.

                               OTHER INFORMATION

     Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company. The Secretary of the Company shall prepare and maintain, at least 10 days before the Annual Meeting, a list of the stockholders of record entitled to vote at the Annual Meeting or any adjournment thereof. Such list shall be open to the examination of any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company's headquarters in Waltham, Massachusetts. The list shall also be produced at the Annual Meeting and may be inspected by any stockholder present and entitled to vote.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1997, IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON APRIL 1, 1998. ADDITIONAL COPIES OF THE ANNUAL REPORT WILL BE PROVIDED FOR A NOMINAL CHARGE UPON WRITTEN REQUEST TO:

                                 SELFCARE, INC.
                              200 PROSPECT STREET
                          WALTHAM, MASSACHUSETTS 02154
                            ATTENTION: DOUG GUARINO

     IN ADDITION, COPIES OF ANY EXHIBITS TO THE ANNUAL REPORT WILL BE PROVIDED FOR A NOMINAL CHARGE TO STOCKHOLDERS WHO MAKE A WRITTEN REQUEST TO THE COMPANY AT THE ABOVE ADDRESS.

     The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

                                            By order of the Board of Directors

                                            /s/ Ron zwanziger
                                            RON ZWANZIGER
                                            Chairman of the Board of Directors

April 23, 1998

                                 SELFCARE, INC.

                              200 PROSPECT STREET
                          WALTHAM, MASSACHUSETTS 02154

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 28, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RON ZWANZIGER and KENNETH D. LEGG, Ph.D, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Selfcare, Inc. on Thursday, May 28, 1998, at 3:00 P.M. at the Harvard Club of Boston, One Federal Street, Boston, MA 02110, or at any adjournment of adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters set forth on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND RATIFICATION OF AUDITORS LISTED ON THE REVERSE SIDE.


--------------------------------------------------------------------------------
                PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
                       PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

____________________________________        ____________________________________

____________________________________        ____________________________________

____________________________________        ____________________________________

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE



--------------------------------------------------------------------------------
                                 SELFCARE, INC.
--------------------------------------------------------------------------------

Mark box at right if an address change or comment has been noted on         / /
the reverse side of this card.


RECORD DATE SHARES:


                                                       -------------------------
  Please be sure to sign and date this Proxy             Date
--------------------------------------------------------------------------------




----Shareholder sign here-------------------------------Co-owner sign here------



1.  Election of Directors.                        For All     With-     For All
                                                  Nominees    hold       Except

             Carol R. Goldberg                      / /        / /        / /
         Edward B. Roberts, Ph.D.


    NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

                                                    For      Against    Abstain

2.  Ratification of the appointment of Arthur       / /        / /        / /
    Andersen LLP, independent certified public accountants, as auditors for the Corporation for the fiscal year ending December 31, 1998.


3. In their discretion, the Proxies are authorized to vote upon such other business that may properly come before the meeting.


DETACH CARD                                                         DETACH CARD